EXHIBIT 12

       FLORIDA POWER & LIGHT COMPANY
           COMPUTATION OF RATIOS
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
                                                                        Years Ended December 31,
                                                      1996          1995          1994          1993          1992
                                                                        (Thousands of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ..................................    $  614,894    $  611,374    $  568,073    $  467,960    $  514,800
  Income taxes ................................       321,586       342,293       319,410       239,890       264,588
  Fixed charges, as below .....................       261,785       286,472       310,312       348,028       338,219

    Total earnings, as defined ................    $1,198,265    $1,240,139    $1,197,795    $1,055,878    $1,117,607

Fixed charges, as defined:
  Interest charges ............................    $  246,227    $  269,952    $  292,347    $  327,085    $  315,799
  Rental interest factor ......................         5,086         5,667         6,919         9,501         9,567
  Fixed charges included in nuclear fuel cost .        10,472        10,853        11,046        11,442        12,853

    Total fixed charges, as defined ...........    $  261,785    $  286,472    $  310,312    $  348,028    $  338,219

Ratio of earnings to fixed charges ............          4.58          4.33          3.86          3.03          3.30


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ..................................    $  614,894    $  611,374    $  568,073    $  467,960    $  514,800
  Income taxes ................................       321,586       342,293       319,410       239,890       264,588
  Fixed charges, as below .....................       261,785       286,472       310,312       348,028       338,219

    Total earnings, as defined ................    $1,198,265    $1,240,139    $1,197,795    $1,055,878    $1,117,607

Fixed charges, as defined:
  Interest charges ............................    $  246,227    $  269,952    $  292,347    $  327,085    $  315,799
  Rental interest factor ......................         5,086         5,667         6,919         9,501         9,567
  Fixed charges included in nuclear fuel cost..        10,472        10,853        11,046        11,442        12,853

    Total fixed charges, as defined ...........       261,785       286,472       310,312       348,028       338,219

Non-tax deductible preferred stock dividends ..        23,732        43,402        39,558        42,663        43,901
Ratio of income before income taxes
  to net income ...............................          1.52          1.56          1.56          1.51          1.51

Preferred stock dividends before income taxes..        36,073        67,707        61,710        64,421        66,291

Combined fixed charges and preferred stock
  dividends ...................................    $  297,858    $  354,179    $  372,022    $  412,449    $  404,510

Ratio of earnings to combined fixed charges
  and preferred stock dividends ...............          4.02          3.50          3.22          2.56          2.76
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